Exhibit 99.1

Royal Gold Increases Royalty Interests at Cortez Crossroads

DENVER, COLORADO. SEPTEMBER 19, 2016: ROYAL GOLD, INC. (NASDAQ: RGLD) (“Royal Gold” or the “Company,” “we” or “our”) has agreed to acquire a 3.75% Net Value Royalty (“NVR”) covering a significant area of Barrick Gold Corporation’s (“Barrick”) Cortez gold mine, including the Crossroads deposit (“Crossroads”) from a private party seller. The Company will pay consideration of $70 million to the seller.

With this acquisition, Royal Gold’s interests at Cortez Crossroads comprise a 4.37% NVR and a 5% sliding scale Gross Smelter Return (“GSR”) royalty[1] at the current gold price. Royal Gold’s interest on production from Pipeline, South Pipeline and portions of the Gap deposits are comprised of a 4.76% NVR and a 5% GSR royalty at the current gold price.

As of December 31, 2015, proven and probable reserves subject to Royal Gold’s interests at Cortez were estimated at 3.7 million ounces, including approximately 3 million ounces at Crossroads.[2] Waste stripping at Crossroads began in 2015 and production at Crossroads is estimated to begin in 2018.

“Cortez is where we created our first royalty many years ago, and it’s always been an important property for us,” stated Tony Jensen, President and CEO. “We’re pleased to increase our interest at what we believe is one of the world’s premier gold mines. With the additional contribution from Crossroads, which has a currently estimated mine life of about 9 years, we expect Cortez to become a significant contributor for Royal Gold again in the near future.”

The Company plans to fund this acquisition from its revolving credit facility. After closing of this acquisition, the Company expects that it will have approximately $305 million available and $345 million outstanding under the facility.

1 GSR sliding-scale schedule (price of gold per ounce – royalty rate): Below $210 – 0.40%; $210 to $229.99 – 0.50%; $230 to $249.99 – 0.75%; $250 to $269.99 – 1.30%; $270 to $309.99 – 2.25%; $310 to $329.99 – 2.60%; $330 to $349.99 – 3.00%; $350 to $369.99 – 3.40%; $370 to $389.99 – $3.75%; $390 to $409.99 – 4.0%; $410 to $429.99 – 4.25%; $430 to $449.99 – 4.50%; $450 to $469.99 – 4.75%; $470 and higher – 5.00%

2 See Barrick’s technical report 43-101 for Barrick’s Cortez mine dated March 28, 2016.

Exhibit 99.1

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production based interests. The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about operators’ expectations about development; anticipated production and returns from our stream and royalty properties, including without limitation Cortez Crossroads, Pipeline, South Pipeline and portions of the Gap deposits. Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices; performance of and production at the Company's stream and royalty properties; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; operators’ delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects to the Company’s stream and royalty properties; errors or disputes in calculating stream and royalty payments, or payments not made in accordance with stream and royalty agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its stream and royalty properties or the operators of such properties, and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

Exhibit 99.1

Statement Regarding Third Party Information:  Royal Gold does not own, develop or mine the properties on which it holds stream or royalty interests.  Certain information provided in this press release, including proven and probable reserves and production estimates, has been provided to us by the operators of those properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for, the accuracy, completeness or fairness of such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.